Exhibit 99.1

Daseke Reports Results for Fourth Quarter and Full Year 2019

Company launches Phase II of its Operational Improvement plan; Provides 2020 outlook focused on continued profitability enhancement

Addison, Texas – March 10, 2020 –  Daseke, Inc. (NASDAQ: DSKE) (“Daseke” or the “Company”), the largest flatbed, specialized transportation and logistics solutions company in North America, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Revenue of $403.0 million
•	Net Loss of $18.4 million, or $0.31 per share, which included a non-cash goodwill impairment charge of $6.0 million related to the third quarter impairment analysis
•	Adjusted Net Loss was $7.8 million, or $0.12 per share
•	Adjusted EBITDA was $37.9 million
•	On pace to complete Phase I of Operational Improvement Plan to deliver $30 million in annual operating income improvement on a run-rate basis as exit the first quarter of 2020

Full Year 2019 Highlights

•	Revenue of $1.74 billion
•	Net Loss of $307.4 million, or $4.86 per share, which included non-cash impairment charges of $312.8 million
•	Adjusted Net Income was $2.1 million, or $0.03 per share
•	Adjusted EBITDA was $170.9 million
•	Cash flows from operating activities of $114.1 million and Free Cash Flow of $129.9 million
•	Total debt was roughly flat at $704.1 million and net debt declined $48 million to $608.4 million at year-end 2019
•	Announces Phase II of Operational Improvement Plan to deliver an additional $15 million in annual operating income improvement on a run-rate basis as exit the fourth quarter of 2020

Management Commentary

“2019 proved to be a year of significant transformation for Daseke, as we took aggressive action to streamline the business, reset our leadership team, and reposition the Company to drive profitable growth in the future,” said Chris Easter, Chief Executive Officer.  “We aggressively executed against Phase I of our Operational Improvement plan, which helped us exceed our goals and significantly offset anticipated market headwinds. Overall, we reduced costs across the business, including the reduction in our company fleet of 8%, company trailers of 8% and non-driver staff of 8%.  As importantly, we came together as an organization and remain focused on becoming a more disciplined and efficient company as we move forward.”

Easter concluded, “We enter 2020 from a position of strength, despite ongoing softness in the transportation markets, as we see additional opportunity to build on the operational efficiency and the structural changes that we made in the second half of last year.  We are completing the final steps of Phase I of our Operational Improvement Plan and have already begun work on Phase II of the program.  Phase II will include the integration of three additional operations, which will reduce our operating units from 13 to 10 upon completion, as well as additional business improvement actions.  We anticipate the total impact of our Phase II initiatives will result in a cumulative $15 million of annual operating income improvement on a run-rate basis as we exit the fourth quarter of 2020.  In total, we expect that Phase I and II of our Operational Improvement Plan, which began in August of 2019, will deliver $45 million in annual operating income improvements as we enter fiscal 2021, and will position the company for more profitable growth as the industrial market improves.”

Fourth Quarter 2019 Financial Results

Total revenue in the fourth quarter of 2019 decreased 9.8% to $403.0 million, compared to $447.0 million in the year-ago quarter.  This year-over-year decrease in revenue was driven primarily by lower freight rates and lower miles driven in both the flatbed and specialized segments.

Operating loss in the fourth quarter of 2019 was $0.9 million, compared to operating loss of $8.2 million in the year-ago quarter.  Included in the quarterly operating expenses is a non-cash impairment charge of $6.0 million and restructuring costs of $1.5 million during 2019, and an $11.1 million impairment in 2018.

Net loss for the fourth quarter of 2019 was $18.4 million, or $0.31 per share, compared to net loss of $20.1 million, or $0.33 per share, in the year-ago quarter.  Adjusted Net Loss was $7.8 million, compared to Adjusted Net Income of $3.4 million in the fourth quarter of 2018.  Adjusted EBITDA in the fourth quarter of 2019 was $37.9 million compared to $39.9 million in the year-ago quarter.  The year-over-year decline in Adjusted EBITDA was driven by the softer rate environment, lower freight volume, and higher driver pay, which was partially offset by lower salaries, productivity gains from operational improvements, and a gain on sale of some of the Company’s equipment.

Full Year 2019 Financial Results

Total revenue in 2019 increased 7.7% to $1.74 billion, compared to $1.61 billion in 2018. This year-over-year increase in revenue was driven primarily by the full benefit of the acquisitions completed in 2018.

Operating loss in 2019 was $312.1 million, compared to operating income of $21.9 million in 2018. The year-over-year decline was primarily due to non-cash impairment charges to goodwill, intangibles, property and equipment, right-of-use assets and other long-term assets of $312.8 million and restructuring costs of $8.4 million.  Fiscal 2018 included a $13.8 million impairment charge for goodwill and intangibles.

Net loss for 2019 was $307.4 million, or $4.86 per share, compared to net loss of $5.2 million, or $0.16 per share, in 2018.  Adjusted Net Income was $2.1 million, compared to Adjusted Net Income of $39.5 million in 2018. Adjusted EBITDA in 2019 was $170.9 million compared to $174.3 million in 2018.  The year-over-year decline in Adjusted EBITDA was driven by softness in freight rates in the Flatbed Solutions segment and higher driver pay compared to the year prior, which was partially offset by contributions from the Company’s Operational Improvement plan.

Segment Results

Specialized Solutions - Specialized Solutions revenue in the fourth quarter of 2019 decreased 7.4% to $257.4 million compared to $278.0 million in the year-ago quarter. Operating income in the fourth quarter of 2019 was $10.1 million compared to operating loss of $1.0 million in the year-ago quarter. Net loss in the fourth quarter was $25.3 million compared to $16.3 million in the year ago quarter.  Adjusted EBITDA in the fourth quarter of 2019 decreased 14.3% to $31.4 million compared to $36.5 million in the year-ago quarter, driven primarily by softer oil & gas related end markets, which were partially offset by strong wind-energy related end markets and gain on sale of underutilized assets. Rate per mile in the fourth quarter of 2019 of $3.43 was down 4.9% from the prior-year quarter and revenue per tractor decreased 5.3% to $59,800.

In 2019, Specialized Solutions revenue increased 13.5% to $1.1 billion compared to $965.1 million in 2018. Operating loss in 2019 was $158.7 million, compared to operating income $23.1 million in 2018. Net loss in 2019 was $177.4 million, compared to net income of $0.4 million in 2018. Adjusted EBITDA in 2019 increased 3.1% to $138.8 million compared to $134.5 million in 2018, driven by higher freight rates and miles driven, as well as higher brokerage and logistics revenue.

Flatbed Solutions - Flatbed Solutions revenue in the fourth quarter of 2019 decreased 13.3% to $150.3 million compared to $173.3 million in the year-ago quarter. Operating income in the fourth quarter of 2019 was $4.1 million compared to $4.4 million in the year-ago quarter. Net loss in the fourth quarter of 2019 was $12.6 million, compared to net income of $0.8 million in the year ago quarter. Adjusted EBITDA in the fourth quarter of 2019 increased 17.4% to $17.8 million, compared to $15.2 million in the year-ago quarter, driven by improvement in brokerage margins, partially offset by softness in manufacturing and construction related end markets. Rate per mile in the fourth quarter of 2019 of $1.87 was down 4.6% from the prior-year quarter and revenue per tractor decreased 7.9% to $38,500.

In 2019, Flatbed Solutions revenue of $663.0 million was flat compared to 2018. Operating loss in 2019 was $94.4 million, compared to operating income of $32.9 million in 2018. Net loss in 2019 was $106.1 million, compared to net income of $21.0 million in 2018. Adjusted EBITDA in 2019 increased 9.5% to $76.9 million compared to $70.2 million in 2018 as a result of higher margins from owner operator and brokerage business, partially offset by lower freight rates and higher driver pay.

Balance Sheet and Free Cash Flow

At December 31, 2019, Daseke had cash and cash equivalents of $95.7 million and $86.8 million available under its revolving credit facility, for total available liquidity of $182.5 million. Total debt was $704.1 million and net debt was $608.4 million. This compares to cash and cash equivalents of $46.0 million and $87.8 million available on the revolving credit facility, total available liquidity of $133.8 million, total debt of $702.4 million, and net debt of $656.4 million at December 31, 2018.

In 2019, net cash provided by operating activities was $114.1 million, cash capital expenditures were $22.0 million, and cash proceeds from the sale of excess property and equipment were $37.8 million, resulting in Free Cash Flow of $129.9 million. Additionally, capital expenditures financed with debt and capital leases were $72.7 million.  This compares to net cash provided by operating activities of $105.3 million, cash capital expenditures of $66.4 million, and cash proceeds from the sale of excess property and equipment of $26.3 million, resulting in Free Cash Flow of $65.2 million in 2018. Capital expenditures financed with debt and capital leases were $99.5 million in 2018.

2020 Outlook

Fiscal Year 2020
Revenue	$1.61 – $1.69 billion
Adjusted Operating Income	$74 – $82 million
Adjusted EBITDA	$170 – $180 million
Net Capital Expenditures	$75 – $80 million

The Company also anticipates that approximately 80% of capital expenditures in 2020 will be invested in the first two quarters of the year.

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its fourth quarter and full year 2019 results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the Company’s website at https://www.daseke.com. Interested parties may also participate in the call by dialing (855) 242-9918 and entering the passcode 7287577. A replay of the conference call will be available a few hours after the event on the investor relations section of the Company’s website, under the events section.

The conference call will be broadcast live and available for replay via the investor relations section of the company’s website at investor.daseke.com. Presentation materials will be posted at the time of the call at investor.daseke.com as well.

About Daseke, Inc.

Daseke, Inc. is the largest flatbed and specialized transportation and logistics company in North America. Daseke offers comprehensive, best-in-class services to many of the world’s most respected industrial shippers through experienced people, a fleet of more than 5,500 tractors and 12,000 flatbed and specialized trailers. For more information, please visit www.daseke.com.

Use of Non-GAAP Measures

This news release includes non-GAAP financial measures for the Company and its reporting segments, including Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow.

Please note that the non-GAAP measures described below are not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Also, other companies in Daseke’s industry may define these non‐GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non‐GAAP measures to compare the performance of those companies to Daseke’s performance. Because of these limitations, these non-GAAP measures should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business. Daseke’s management compensates for these limitations by relying primarily on Daseke’s GAAP results and using these non-GAAP measures supplementally.

You can find the reconciliation of these non‐GAAP measures to the nearest comparable GAAP measures in the Reconciliation of Non‐GAAP Measures tables below.

Adjusted EBITDA

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, and other fees and charges associated with financings, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) business transformation costs, (vi) non-cash impairment, (vii) restructuring charges, and (viii) non-cash stock and equity-compensation expense. The Company’s board of directors and executive management team use Adjusted EBITDA as a key measure of its performance and for business planning. Adjusted EBITDA assists them in comparing the Company’s operating performance over various reporting periods on a consistent basis because it removes from the Company’s operating results the impact of items that, in their opinion, do not reflect the Company’s core operating performance. Adjusted EBITDA also allows the Company to more effectively evaluate its operating performance by comparing the results of operations against its peers without regard to its or its peers’ financing method or capital structure. The Company’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and also is routinely reviewed by its executive management for that purpose. The Company believes its presentation of Adjusted EBITDA is useful because it provides investors and industry analysts the same information that the Company uses internally for purposes of assessing its core operating performance.

We have not reconciled non‐GAAP forward-looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts. In particular, we have not reconciled our expectations as to forward-looking Adjusted EBITDA to net income (loss) due to the difficulty in making an accurate projection as to the expected costs of our Operational Improvements at this preliminary stage. The actual amount of the costs related to our Operational Improvements will have a significant impact on our GAAP net income (loss); accordingly, a reconciliation of forward-looking Adjusted EBITDA to net income (loss) is not available without unreasonable efforts.

Adjusted Net Income (Loss)

Daseke defines Adjusted Net Income (Loss) as net income (loss) adjusted for acquisition related transaction expenses, business transformation costs, non-cash impairments, restructuring charges, amortization of intangible assets, the net impact of step-up in basis of acquired assets and unusual or non-regularly recurring expenses or recoveries.  Daseke defines Adjusted Net Loss per share as Adjusted Net Income (Loss) divided by weighted average number of shares of common stock outstanding during the period.

The Company’s board of directors and executive management team use Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share as key measures of its performance and for business planning. These measures assist them in comparing its operating performance over various reporting periods on a consistent basis because it removes from operating results the impact of items that, in its opinion, do not reflect the Company’s core operating performance. These measures also allow the Company to more effectively evaluate its operating performance by allowing it to compare the results of operations against its peers without regard to its or its peers’ acquisition related items, such as acquisition-related transaction expenses, non-cash impairments, amortization of intangible assets and the net impact of the step up in basis of acquired assets, as well as removing the impact of unusual or non-regularly recurring expenses or recoveries. The Company believes its presentation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share are useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its core operating performance.

Adjusted Operating Income

The Company uses Adjusted Operating Income (Loss) as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. The Company defines Adjusted Operating Income (Loss) as (a) total revenue, less (b) total operating expenses (i) plus, acquisition-related transaction expenses, non-cash impairment, restructuring charges, unusual or non-regularly recurring expenses or recoveries, (ii) plus, business transformation costs, and (iii) further adjusted for the net impact of the step-up in basis (such as  increased depreciation and amortization expense) and amortization of identifiable intangible assets resulting from acquisitions. The Company defines Operating Ratio as (a) total operating expenses as a percentage of (b) total revenue.

The Company’s board of directors and executive management team view Adjusted Operating Income (Loss), and its key drivers of revenue quality, growth, expense control and operating efficiency, as a very important measure of the Company’s performance. The Company believes excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, unusual or non-regularly recurring expenses or recoveries and non-cash impairment enhances the comparability of its performance between periods.

We have not reconciled non‐GAAP forward-looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts. In particular, we have not reconciled our expectations as to forward-looking Adjusted Operating Income (Loss) to operating income (loss) due to the difficulty in making an accurate projection as to the expected costs of our Operational Improvements at this preliminary stage. The actual amount of the costs related to our Operational Improvements will have a significant impact on our GAAP net income (loss); accordingly, a reconciliation of forward-looking Adjusted Net Operating Income (Loss) to operating income (loss) is not available without unreasonable efforts.

Adjusted Operating Ratio

The Company uses Adjusted Operating Ratio as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. The Company defines Adjusted Operating Ratio as (a) total operating expenses (i) less, acquisition-related transaction expenses, non-cash impairment, restructuring charges, unusual or non-regularly recurring expenses or recoveries, (ii) less, business transformation costs, and (iii) further adjusted for the net impact of the step-up in basis (such as increased depreciation and amortization expense) and amortization of identifiable intangible assets resulting from acquisitions, as a percentage of (b) total revenue. The Company’s board of directors and executive management team view Adjusted Operating Ratio, and its key drivers of revenue quality, growth, expense control and operating efficiency, as a very important measure of the Company’s performance. The Company believes excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, unusual or non-regularly recurring expenses or recoveries and non-cash impairment enhances the comparability of its performance between periods. The Company believes its presentation of Adjusted Operating Ratio is useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its core operating profitability.

Free Cash Flow

Daseke defines Free Cash Flow as net cash provided by operating activities less purchases of property and equipment, plus proceeds from sale of property and equipment as such amounts are shown on the face of the Statements of Cash Flows.

The Company’s board of directors and executive management team use Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

Net Debt

Daseke defines net debt as total debt less cash. The Company’s board of directors and executive management team use net debt to help assess the Company’s liquidity and evaluate and plan for future liquidity needs. The Company believes that the presentation of net debt is useful to investors because it provides additional information regarding the Company’s overall liquidity, financial flexibility, capital structure and leverage.

Forward‐Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan,” “should,” “could,” “would,” “forecast,” “seek,” “target,” “predict,” and “potential,” the negative of these terms, or other comparable terminology. Projected financial information, including our guidance outlook, are forward-looking statements. Forward-looking statements may also include statements about the Company’s goals, including its restructuring actions and cost reduction initiatives; the Company’s financial strategy, liquidity and capital required for its business strategy and plans; the Company’s competition and government regulations; general economic conditions; and the Company’s future operating results.

These forward-looking statements are based on information available as of the date of this release, and current expectations, forecasts and assumptions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that the Company anticipates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Accordingly, readers are cautioned not to place undue reliance on the forward-looking statements.

Forward-looking statements are subject to risks and uncertainties (many of which are beyond our control) that could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, general economic and business risks, driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, the failure of any restructuring actions and cost reduction initiatives that the Company undertake to meet the expected results, our ability to realize intended benefits from its recent or future acquisitions, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, the Company’s ability to generate sufficient cash to service all of the Company’s indebtedness, restrictions in its existing and future debt agreements, increases in interest rates, changes in existing laws or regulations, including environmental and worker health safety laws and regulations and those relating to tax rates or taxes in general, the impact of governmental regulations and other governmental actions related to the Company and its operations, litigation and governmental proceedings, and insurance and claims expenses. You should not place undue reliance on these forward-looking statements.  For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see Daseke’s filings with the Securities and Exchange Commission, available at www.sec.gov, including Daseke’s most recent annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q, particularly the section titled “Risk Factors”.

Investor Relations:

Alpha IR Group

Joseph Caminiti or Chris Hodges

312-445-2870

DSKE@alpha-ir.com

Daseke, Inc. and Subsidiaries
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$95.7	$46.0
Accounts receivable, net	197.8	209.2
Drivers’ advances and other receivables	8.2	5.5
Current portion of net investment in sales-type leases	—	16.2
Parts supplies	3.5	4.9
Prepaid and other current assets	21.9	26.3
Total current assets	327.1	308.1
Property and equipment, net	439.0	572.7
Intangible assets, net	109.1	208.8
Goodwill	139.9	258.4
Right-of-use assets	95.9	—
Other long-term assets	29.6	42.9
Total assets	$1,140.6	$1,390.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20.5	$22.2
Accrued expenses and other liabilities	44.2	46.5
Accrued payroll, benefits and related taxes	28.2	21.7
Accrued insurance and claims	18.7	18.1
Current portion of long-term debt	59.4	63.5
Other current liabilities	48.8	21.9
Total current liabilities	219.8	193.9
Line of credit	1.7	—
Long-term debt, net of current portion	631.6	622.7
Deferred tax liabilities	69.9	126.8
Other long-term liabilities	78.9	0.5
Total liabilities	1,001.9	943.9
Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized; 650,000 shares issued with liquidation preference of $65.0 at December 31, 2019 and 2018	65.0	65.0
Common stock, par value $0.0001 per share; 250,000,000 shares authorized, 64,589,075 and 64,455,174 shares issued and outstanding at December 31, 2019 and 2018, respectively	—	—
Additional paid-in-capital	437.5	433.9
Accumulated deficit	(363.4)	(51.0)
Accumulated other comprehensive loss	(0.4)	(0.9)
Total stockholders’ equity	138.7	447.0
Total liabilities and stockholders’ equity	$1,140.6	$1,390.9

Daseke, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(In millions, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Company freight	$186.3	$210.2	$804.6	$721.7
Owner operator freight	104.3	109.8	455.3	440.5
Brokerage	71.9	78.0	294.7	266.4
Logistics	8.5	11.6	47.5	42.8
Fuel surcharge	32.0	37.4	134.9	141.7
Total revenue	403.0	447.0	1,737.0	1,613.1
Operating expenses:
Salaries, wages and employee benefits	112.1	119.6	483.2	407.4
Fuel	33.2	37.5	138.5	141.1
Operations and maintenance	48.4	55.0	213.1	181.5
Communications	1.2	0.9	4.4	3.3
Purchased freight	139.2	158.7	597.7	588.6
Administrative expenses	20.8	17.1	75.5	58.5
Sales and marketing	1.3	1.0	5.1	3.4
Taxes and licenses	4.5	4.9	19.2	17.2
Insurance and claims	11.8	13.5	49.9	45.8
Acquisition-related transaction expenses	—	0.2	—	2.6
Depreciation and amortization	27.0	37.4	146.5	131.1
Gain on disposition of revenue property and equipment	(3.1)	(1.7)	(5.2)	(3.2)
Impairment	6.0	11.1	312.8	13.9
Restructuring charges	1.5	—	8.4	—
Total operating expenses	403.9	455.2	2,049.1	1,591.2
Income (loss) from operations	(0.9)	(8.2)	(312.1)	21.9
Other expense (income):
Interest income	(0.3)	(0.1)	(1.0)	(1.3)
Interest expense	12.2	12.4	50.4	45.5
Write-off of unamortized deferred financing fees	0.3	—	2.3	—
Other	(0.5)	1.3	(1.8)	(1.2)
Total other expense	11.7	13.6	49.9	43.0
Loss before benefit for income taxes	(12.6)	(21.8)	(362.0)	(21.1)
Benefit for income taxes	5.8	(1.7)	(54.6)	(15.9)
Net loss	(18.4)	(20.1)	(307.4)	(5.2)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	0.3	(0.8)	0.5	(1.8)
Comprehensive loss	(18.1)	(20.9)	(306.9)	(7.0)
Net loss	(18.4)	(20.1)	(307.4)	(5.2)
Less dividends to Series A convertible preferred stockholders	(1.3)	(1.2)	(5.0)	(4.9)
Net loss attributable to common stockholders	$(19.7)	$(21.3)	$(312.4)	$(10.1)
Net loss per common share:
Basic	$(0.31)	$(0.33)	$(4.86)	$(0.16)
Diluted	$(0.31)	$(0.33)	$(4.86)	$(0.16)
Weighted-average common shares outstanding:
Basic	64,589,075	65,337,726	64,303,438	61,654,820
Diluted	64,589,075	65,337,726	64,303,438	61,654,820
Dividends declared per Series A convertible preferred share	$1.91	$1.91	$7.63	$7.63

Daseke, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
(In millions)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities
Net income (loss)	$(307.4)	$(5.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	132.2	114.4
Amortization of intangible assets	14.3	16.7
Amortization of deferred financing fees	3.5	2.9
Non-cash operating lease expense	27.2	—
Write-off of deferred financing fees	2.3	—
Stock-based compensation expense	3.8	3.6
Deferred taxes	(59.8)	(19.8)
Bad debt expense	3.7	1.1
Non-cash interest expense	—	—
Gain on disposition of property and equipment	(5.2)	(3.2)
Gain on disposition of building	—	(0.8)
Deferred gain recognized on sales-type leases	—	(2.4)
Impairment	312.8	13.9
Restructuring charges	8.4	—
Changes in operating assets and liabilities
Accounts receivable	8.2	(33.2)
Drivers’ advances and other receivables	(2.6)	—
Payments received on sales-type leases	—	14.7
Prepaid and other current assets	(1.8)	(4.2)
Accounts payable	(1.8)	(8.9)
Accrued expenses and other liabilities	(23.7)	15.7
Net cash provided by operating activities	114.1	105.3

Cash flows from investing activities
Purchase of property and equipment	(22.0)	(66.4)
Proceeds from sale of property and equipment	37.8	26.3
Cash paid in acquisitions, net of cash acquired	—	(131.7)
Net cash provided by (used in) investing activities	15.8	(171.8)

Cash flows from financing activities:
Advances on line of credit	1,357.0	1,101.2
Repayments on line of credit	(1,355.3)	(1,105.8)
Principal payments on long-term debt	(76.0)	(58.6)
Proceeds from Term Loan Facility	—	—
Proceeds from long-term debt	—	6.1
Deferred financing fees	(0.3)	(1.5)
Pay off of subordinated debt	—	—
Proceeds from issuance of common stock	—	84.4
Repurchase of common stock	—	—
Issuance of Series A convertible preferred stock	—	—
Exercise of options	—	—
Series A convertible preferred stock dividends	(5.0)	(4.9)
Series B convertible preferred stock dividends	—	—
Net cash provided by (used in) financing activities	(79.6)	20.9

Effect of exchange rates on cash and cash equivalents	(0.6)	0.9

Net increase (decrease) in cash and cash equivalents	49.7	(44.7)
Cash and cash equivalents – beginning of year	46.0	90.7
Cash and cash equivalents – end of year	$95.7	$46.0

Daseke, Inc. and Subsidiaries
Consolidated Statements of Cash Flow - (Continued)
(In millions)

	Years Ended December 31,
	2019	2018
Supplemental disclosure of cash flow information
Cash paid for interest	$46.7	$42.7
Cash paid for income taxes	3.6	2.4

Noncash investing and financing activities
Property and equipment acquired with debt or capital lease obligations	72.7	89.6
Accrued capital expenditures	—	0.3
Property and equipment sold for notes receivable	0.4	0.8
Property and equipment transferred to sales-type lease	—	9.4
Sales-type lease returns to property and equipment	—	1.3
Sales-type lease assets acquired with debt or capital lease obligations	—	9.9
Sales-type lease assets sold for notes receivable	—	57.6
Sales-type lease returns to sales-type lease assets	—	32.9
Common stock issued in acquisitions	—	19.7
Issuance of earnout share	—	48.2
Right-of-use assets acquired	$39.2	$—

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)

	Three Months Ended December 31,
	2019		2018		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$		%

REVENUE(1):
Company freight	$139.4	54.2	$154.3	55.5		$(14.9)	(9.7)
Owner operator freight	43.1	16.7	45.1	16.2		(2.0)	(4.4)
Brokerage	52.5	20.4	50.3	18.1		2.2	4.4
Logistics	7.7	3.0	10.8	3.9		(3.1)	(28.7)
Fuel surcharge	14.7	5.7	17.5	6.3		(2.8)	(16.0)
Total revenue	257.4	100.0	278.0	100.0		(20.6)	(7.4)

OPERATING EXPENSES(1):
Total operating expenses	247.3	96.1	279.0	100.4		(31.7)	(11.4)
Operating ratio	96.1%		100.4%
Adjusted operating ratio	94.5%		93.0%
INCOME (LOSS) FROM OPERATIONS	$10.1	3.9	$(1.0)	(0.4)		$11.1	(1,110.0)

OPERATING STATISTICS:
Total miles (in millions)(2)(3)	53.2		55.4			(2.2)	(4.0)
Company-operated tractors, at quarter-end	2,316		2,511			(195)	(7.8)
Owner-operated tractors, at quarter-end	692		670			22	3.3
Number of trailers, at quarter-end	8,068		8,683			(615)	(7.1)

Company-operated tractors, average for the quarter	2,357		2,483			(126)	(5.1)
Owner-operated tractors, average for the quarter	695		683			12	1.8
Total tractors, average for the quarter	3,052		3,166		—	(114)

* indicates not meaningful.
(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Total miles includes company and owner operator and excludes brokerage.
(3) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)

	Year Ended December 31,
	2019		2018		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$		%

REVENUE(1):
Company freight	$603.2	55.1	$524.3	54.3		$78.9	15.0
Owner operator freight	185.5	16.9	171.8	17.8		13.7	8.0
Brokerage	200.8	18.3	163.1	16.9		37.7	23.1
Logistics	44.8	4.1	39.9	4.1		4.9	12.3
Fuel surcharge	61.4	5.6	66.0	6.8		(4.6)	(7.0)
Total revenue	1,095.7	100.0	965.1	100.0		130.6	13.5

OPERATING EXPENSES(1):
Total operating expenses	1,254.4	114.5	942.0	97.6		312.4	33.2
Operating ratio	114.5%		97.6%
Adjusted operating ratio	93.8%		92.8%
INCOME (LOSS) FROM OPERATIONS	$(158.7)	(14.5)	$23.1	2.4		$(181.8)	(787.0)

OPERATING STATISTICS:
Total miles (in millions)(2)(3)	222.3		218.7			3.6	1.6
Company-operated tractors, as of year-end	2,316		2,511			(195)	(7.8)
Owner-operated tractors, as of year-end	692		670			22	3.3
Number of trailers, as of year-end	8,068		8,683			(615)	(7.1)

Company-operated tractors, average for the year	2,458		2,280			178	7.8
Owner-operated tractors, average for the year	679		634			45	7.1
Total tractors, average for the year	3,137		2,914		—	223	7.7

* indicates not meaningful.
(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Total miles includes company and owner operator and excludes brokerage.
(3) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)

	Three Months Ended December 31,
	2019		2018		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$		%

REVENUE(1):
Company freight	$50.0	33.3	$58.4	33.7		$(8.4)	(14.4)
Owner operator freight	62.6	41.7	65.6	37.9		(3.0)	(4.6)
Brokerage	19.2	12.8	28.2	16.3		(9.0)	(31.9)
Logistics	0.8	0.5	0.8	0.5		—	-
Fuel surcharge	17.7	11.8	20.3	11.7		(2.6)	(12.8)
Total revenue	150.3	100.0	173.3	100.0		(23.0)	(13.3)

OPERATING EXPENSES(1):
Total operating expenses	146.2	97.3	168.9	97.5		(22.7)	(13.4)
Operating ratio	97.3%		97.5%
Adjusted operating ratio	93.8%		95.8%
INCOME FROM OPERATIONS	$4.1	2.7	$4.4	2.5		$(0.3)	(6.8)

OPERATING STATISTICS:
Total miles (in millions)(2)(3)	60.2		63.4			(3.2)	(5.0)
Company-operated tractors, at quarter-end	1,240		1,371			(131)	(9.6)
Owner-operated tractors, at quarter-end	1,642		1,592			50	3.1
Number of trailers, at quarter-end	4,740		5,141			(401)	(7.8)

Company-operated tractors, average for the quarter	1,250		1,370			(120)	(8.8)
Owner-operated tractors, average for the quarter	1,676		1,600			76	4.8
Total tractors, average for the quarter	2,926		2,970		—	(44)

* indicates not meaningful.
(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Total miles includes company and owner operator and excludes brokerage.
(3) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)

	Year Ended December 31,
	2019		2018		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$		%

REVENUE(1):
Company freight	$215.3	32.5	$206.2	31.1		$9.1	4.4
Owner operator freight	275.7	41.6	271.5	41.0		4.2	1.5
Brokerage	93.9	14.2	104.2	15.7		(10.3)	(9.9)
Logistics	2.8	0.4	3.0	0.5		(0.2)	(6.7)
Fuel surcharge	75.3	11.4	77.1	11.6		(1.8)	(2.3)
Total revenue	663.0	100.0	662.0	100.0		1.0	0.2

OPERATING EXPENSES(1):
Total operating expenses	757.4	114.2	629.1	95.0		128.3	20.4
Operating ratio	114.2%		95.0%
Adjusted operating ratio	95.3%		93.8%
INCOME (LOSS) FROM OPERATIONS	$(94.4)	(14.2)	$32.9	5.0		$(127.3)	(386.9)

OPERATING STATISTICS:
Total miles (in millions)(2)(3)	256.2		243.8			12.4	5.1
Company-operated tractors, as of year-end	1,240		1,371			(131)	(9.6)
Owner-operated tractors, as of year-end	1,642		1,592			50	3.1
Number of trailers, as of year-end	4,740		5,141			(401)	(7.8)

Company-operated tractors, average for the year	1,305		1,205			100	8.3
Owner-operated tractors, average for the year	1,668		1,543			125	8.1
Total tractors, average for the year	2,973		2,748		—	225	8.2

* indicates not meaningful.
(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Total miles includes company and owner operator and excludes brokerage.
(3) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment
(Unaudited)
(In millions)

	Three Months Ended				Year Ended
	December 31, 2019				December 31, 2019
(Dollars in millions)	Flatbed	Specialized	Corporate	Consolidated	Flatbed	Specialized	Corporate	Consolidated

Net income (loss)	$(12.6)	$(25.3)	$19.5	$(18.4)	$(106.1)	$(177.4)	$(23.9)	$(307.4)
Corporate allocation	21.5	33.3	(54.8)	—	21.5	33.3	(54.8)	—
Income (loss) before corporate allocation	8.9	8.0	(35.3)	(18.4)	(84.6)	(144.1)	(78.7)	(307.4)
Depreciation and amortization	9.2	17.6	0.2	27.0	51.9	93.9	0.7	146.5
Interest income	—	—	(0.3)	(0.3)	(0.2)	—	(0.8)	(1.0)
Interest expense	2.5	3.1	6.6	12.2	10.6	12.9	26.9	50.4
Write-off of deferred financing fees	—	—	0.3	0.3	—	—	2.3	2.3
Income tax provision (benefit)	(7.3)	(0.5)	13.6	5.8	(20.0)	(26.2)	(8.4)	(54.6)
Business transformation costs	—	—	2.9	2.9	0.1	0.7	8.9	9.7
Impairment	3.5	2.5	—	6.0	116.7	196.1	—	312.8
Restructuring	0.8	0.4	0.3	1.5	1.7	3.9	2.8	8.4
Stock based compensation	0.2	0.3	0.4	0.9	0.7	1.6	1.5	3.8
Adjusted EBITDA before corporate allocation	17.8	31.4	(11.3)	37.9	76.9	138.8	(44.8)	170.9
Corporate allocation	21.5	33.3	(54.8)	—	21.5	33.3	(54.8)	—
Adjusted EBITDA	$(3.7)	$(1.9)	$43.5	$37.9	$55.4	$105.5	$10.0	$170.9

	Three Months Ended				Year Ended
	December 31, 2018				December 31, 2018
(Dollars in millions)	Flatbed	Specialized	Corporate	Consolidated	Flatbed	Specialized	Corporate	Consolidated

Net income (loss)	$0.8	$(16.3)	$(4.6)	$(20.1)	$21.0	$0.4	$(26.6)	$(5.2)
Corporate allocation	11.1	19.7	(30.8)	—	11.1	19.7	(30.8)	—
Income (loss) before corporate allocation	11.9	3.4	(35.4)	(20.1)	32.1	20.1	(57.4)	(5.2)
Depreciation and amortization	10.3	27.0	—	37.3	36.1	94.8	0.2	131.1
Interest income	(0.1)	—	—	(0.1)	(0.3)	(0.1)	(0.9)	(1.3)
Interest expense	2.6	3.1	6.6	12.3	8.6	11.2	25.7	45.5
Income tax provision (benefit)	(9.7)	(8.5)	16.5	(1.7)	(7.2)	(7.4)	(1.3)	(15.9)
Acquisition-related transaction expenses	—	—	0.2	0.2	—	—	2.6	2.6
Impairment	—	11.1	—	11.1	—	13.9	—	13.9
Stock based compensation	0.2	0.4	0.3	0.9	0.9	2.0	0.7	3.6
Adjusted EBITDA before corporate allocation	15.2	36.5	(11.8)	39.9	70.2	134.5	(30.4)	174.3
Less corporate allocation	11.1	19.7	(30.8)	—	11.1	19.7	(30.8)	—
Adjusted EBITDA	$4.1	$16.8	$19.0	$39.9	$59.1	$114.8	$0.4	$174.3

Daseke, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted Net Income (Loss)
(Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except share and per share data)	2019	2018	2019	2018

Net loss	$(18.4)	$(20.1)	$(307.4)	$(5.2)
Add:
Acquisition-related transaction expenses	—	0.2	—	2.6
Business transformation costs	2.9	—	9.7	—
Impairment	6.0	11.1	312.8	13.9
Restructuring	1.5	—	8.4	—
Amortization of intangible assets	1.9	4.5	14.3	16.7
Net impact of step-up in basis of acquired assets	(0.1)	7.7	18.1	24.1
Tax impact of impairments in 2019 and TCJA(1) tax rate change in 2018	(1.6)	—	(53.8)	(12.6)
Adjusted Net Income (Loss)	$(7.8)	$3.4	$2.1	$39.5
Weighted-average common shares outstanding - Basic and Diluted	64,589,075	65,337,726	64,303,438	61,654,820
Adjusted Net Income (Loss) per common share - Basic and Diluted	$(0.12)	$0.05	$0.03	$0.64

(1) Tax Cuts and Job Act

Daseke, Inc. and Subsidiaries
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2019	2018	2019	2018

Net cash provided by operating activities	$24.7	$58.5	$114.1	$105.3
Purchases of property and equipment	(4.6)	(7.6)	(22.0)	(66.4)
Proceeds from sale of property and equipment	14.0	10.8	37.8	26.3
Free Cash Flow	$34.1	$61.7	$129.9	$65.2

Daseke, Inc. and Subsidiaries
Reconciliation of Total Debt to Net Debt
(Unaudited)
(In millions)
	December 31,
(Dollars in millions)	2019	2018

Total debt	$704.1	$702.4
Less: cash	(95.7)	(46.0)
Net debt	$608.4	$656.4

Daseke, Inc. and Subsidiaries
Reconciliation of Operating Ratio to Adjusted Operating Ratio
(Unaudited)
(In millions)

	Three Months Ended December 31,
(Dollars in millions)	2019	2018	2019	2018	2019	2018
	Consolidated		Flatbed		Specialized
Revenue	$403.0	$447.0	$150.3	$173.3	$257.4	$278.0

Salaries, wages and employee benefits	112.1	119.7	32.1	35.2	75.7	80.1
Fuel	33.2	37.4	12.1	13.9	21.1	23.6
Operations and maintenance	48.4	55.1	12.0	14.0	36.4	40.9
Purchased freight	139.2	158.7	67.0	84.3	76.8	78.5
Depreciation and amortization	27.0	37.3	9.2	10.3	17.6	26.9
Impairment	6.0	11.1	3.5	—	2.5	11.1
Restructuring	1.5	—	0.8	—	0.4	—
Other operating expenses	36.5	36.0	9.5	11.2	16.8	17.9
Operating expenses	403.9	455.3	146.2	168.9	247.3	279.0
Operating ratio	100.2%	101.9%	97.3%	97.5%	96.1%	100.4%
Acquisition-related transaction expenses	—	0.2	—	—	—	—
Business transformation costs	2.9	—	—	—	—	—
Impairment	6.0	11.1	3.5	—	2.5	11.1
Restructuring charges	1.5	—	0.8	—	0.4	—
Amortization of intangible assets	1.9	4.5	0.8	1.8	1.1	2.7
Net impact of step-up in basis of acquired assets	(0.1)	7.7	0.1	1.1	—	6.6
Adjusted operating expenses	$391.7	$431.8	$141.0	$166.0	$243.3	$258.6
Adjusted operating ratio	97.2%	96.6%	93.8%	95.8%	94.5%	93.0%

	Year Ended December 31,
(Dollars in millions)	2019	2018	2019	2018	2019	2018
	Consolidated		Flatbed		Specialized
Revenue	$1,737.0	$1,613.1	$663.0	$662.0	$1,095.7	$965.1

Salaries, wages and employee benefits	483.2	407.4	136.5	122.1	322.1	277.6
Fuel	138.5	141.1	49.9	50.8	88.6	90.3
Operations and maintenance	213.1	181.5	52.5	48.4	160.0	132.5
Purchased freight	597.7	588.6	304.8	331.9	314.6	270.6
Depreciation and amortization	146.5	131.1	51.8	36.1	94.0	94.8
Impairment	312.8	13.9	116.7	—	196.1	13.9
Restructuring	8.4	—	1.7	—	3.9	—
Other operating expenses	148.9	127.6	43.5	39.8	75.1	62.3
Operating expenses	2,049.1	1,591.2	757.4	629.1	1,254.4	942.0
Operating ratio	118.0%	98.6%	114.2%	95.0%	114.5%	97.6%
Acquisition-related transaction expenses	—	2.6	—	—	—	—
Business transformation costs	9.7	—	0.1	—	0.7	—
Impairment	312.8	13.9	116.7	—	196.1	13.9
Restructuring charges	8.4	—	1.7	—	3.9	—
Amortization of intangible assets	14.3	16.7	5.3	6.2	9.0	10.5
Net impact of step-up in basis of acquired assets	18.1	24.1	1.7	2.0	16.6	22.1
Adjusted operating expenses	$1,685.8	$1,533.9	$631.9	$620.9	$1,028.1	$895.5
Adjusted operating ratio	97.1%	95.1%	95.3%	93.8%	93.8%	92.8%